Exhibit (d)(81)

November 14, 2011

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I., Ltd.

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Ladies and Gentlemen:

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I., Ltd. (the “Company”) and Baring International Investment Limited (“Adviser”) have entered into an Investment Advisory Agreement dated as of November 14, 2011 (the “Agreement”). In the Agreement, the Company has retained the Adviser to manage its Assets. In connection with the performance by the parties of their respective obligations under the Agreement, the parties wish to set out certain operating protocols and understandings.

1. Executing Portfolio Transactions.

The Adviser has delivered the Company a copy of the document entitled “Level One Disclosure,” which describes the Adviser’s practices with respect to executing portfolio transactions.

24.	Financial Services Authority of the United Kingdom (“FSA”).

The Company confirms receipt of Appendix A, which sets out additional information required as a result of the Markets in Financial Instruments Directive 2004/39/EC, which is required to be implemented by all companies regulated by the FSA and provided by the Adviser to the Company.

Very truly yours,

Baring International Investment Limited,

By:	/s/ George Harvey
Name:	George Harvey
Title:	Director

Acknowledged and agreed:

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I., Ltd.

By:	/s/ Richard J. Byrne
Name:	Richard Byrne
Title:	Director

Appendix A

MiFID clauses:

Professional Clients

1.	Definitions

Client Limit Order	A specific instruction from the Company to the Adviser to buy or sell a financial instrument at a specified price limit or better and for a specified size.
Conflicts of Interest Policy	the Adviser’s policy dealing with identification and management of conflicts of interest in accordance with the FSA Rules.
Execution Policy	The Adviser’s policy relating to the execution of orders and decisions to deal on behalf of clients, as required by the FSA Rules.
MiFID	Markets in Financial Instruments Directive 2004/39/EC
Multilateral Trading Facility

A multilateral system set up in accordance with MiFID, which brings together multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract.

Regulated Market

A multilateral system which brings together or facilitates the bringing together of multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract in respect of the financial instruments admitted to trading under its rules and/or systems and which is authorised and functions regularly in accordance with the requirements of MiFID.

2.	Regulatory Status and Client Classification

(a) The Adviser is authorized and regulated by the Financial Services Authority (FSA) of 25 the North Colonnade, Canary Wharf, London E14 5HS.

(b) The Company shall be classified as a Professional Client, in accordance with the FSA Rules. The Company has the right to request a different categorization but the Adviser only provides the services covered by the terms of this agreement to Professional Clients.

3.	Conflicts of Interest and Disclosures

The Adviser’s Conflicts of Interest Policy, a copy of which has been provided to the Company sets out the types of actual or potential conflicts of interest which affect the Adviser’s business and provides details of how these are managed.

4.	Execution Policy

(a) Details of the Adviser’s Execution Policy have been provided to the Company. The Company hereby confirms that it agrees to the Adviser’s Execution Policy. In particular the Company agrees that the Adviser may trade outside of a regulated market or Multilateral Trading Facility.

(b) The Company instructs the Adviser not to make public Client Limit Orders in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.